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Exhibit 10(Q)  Key Advisor Agreement dated as of October 1, 1995 between
               Compuflight, Inc. and Kenneth M. Snyder



                              KEY ADVISOR AGREEMENT

          KEY ADVISOR AGREEMENT ("Agreement") made as of October 1, 1995 between COMPUFLIGHT, INC., a company incorporated under the laws of the State of Delaware with offices at 99 Seaview Boulevard, Port Washington, New York 11050 ("Compuflight"), and KENNETH SNYDER, whose address is Unit 12, 132 Brighton Street, Waterloo, Ontario, Canada N2J 4S5 (the "Representative").

          Compuflight desires to engage the Representative to perform certain consulting, advisory, marketing and corporate finance services, and the Representative desires to perform such services, on the terms and conditions hereinafter set forth.

          1.   ENGAGEMENT; TERM


          1.1 Compuflight hereby engages the Representative to perform, and the Representative hereby agrees to perform, certain consulting, advisory, marketing and corporate finance services on behalf of Compuflight, on the terms and conditions of this Agreement, for a period commencing on the date hereof and ending at the close of business on the date set forth on Exhibit A attached hereto, subject to extension as set forth in Exhibit A (as extended, the "Engagement Period"), unless terminated sooner as set forth in paragraph 8 hereof.

          2.   DUTIES AND SERVICES

          2.1 During the Engagement Period, the Representative shall provide those certain consulting, advisory, marketing and corporate finance services to Compuflight set forth on Exhibit B attached hereto (the "Services"). The Representative agrees to devote such time and effort, and assign such resources as set forth on Exhibit B, as is required to perform the Services hereunder.
All Services required hereunder shall be performed to the best of the Representative's abilities and to Compuflight's satisfaction, and shall be of the highest professional standards. In providing Services hereunder, the Representative shall be subject to the direction of the Chairman of the Executive Committee of Compuflight (or, if there is no Executive Committee, then the Chairman of the Board of Directors of Compuflight) or his designee. The Representative acknowledges and agrees that his engagement hereunder is on a non-exclusive basis. Accordingly, Compuflight may utilize its own employees, and may engage and utilize other independent contractors, to provide consulting, advisory, marketing and/or corporate finance services on its behalf.

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          3.   COMPENSATION; EXPENSE REIMBURSEMENT

          3.1 As sole compensation (the "Compensation") for the Representative's Services during the Engagement Period and in consideration of the Representative's representations, warranties and covenants herein, Compuflight shall pay to the Representative a certain sum in accordance with the Compensation schedule set forth on Exhibit C attached hereto, subject to the provisions of this paragraph 3.

          3.2 In the event that any of the Compensation involves the payment of a finder's fee ("Finder's Fee") to the Representative, such Finder's Fee shall be based on "Representative-Introduction Proceeds" to Compuflight, which term shall mean monies actually received by Compuflight from equity and/or debt financings, provided that Compuflight's initial business meeting with the provider of the financing (the "Lender") (the "Initial Business Meeting") resulted solely and directly from the Representative's efforts performed on or after the date hereof on behalf of Compuflight and the Representative materially assisted in the negotiation, consummation and implementation of the transaction.

          3.3 No Finder's Fee shall be payable under this Agreement with respect to a particular Lender unless the Initial Business Meeting is held, and the funds are received, during the Engagement Period.

          3.4 Finder's Fees shall be payable by wire transfer or certified check contemporaneous with the receipt of Compuflight of the financing proceeds.

          3.5 Notwithstanding the foregoing, in the event, as of any Compensation payment date, there is then payable by the Representative to Compuflight any amount relating to any obligation, Compuflight shall have the right to offset the amount of such obligation against any Compensation otherwise payable to the Representative.

          3.6 Nothing contained herein shall require Compuflight to consent or agree to any particular transaction with any potential Lender and Compuflight shall have the right, in its sole discretion, to reject any and all proposals and transactions, and to refuse to initially meet with or negotiate, and/or terminate discussions or negotiations, at any time regardless of the terms thereof. In such event, the Representative shall not be entitled to any Finder's Fee with regard to the proposed transaction.

          3.7 The Representative shall be entitled to be reimbursed by Compuflight for all reasonable and necessary expenses incurred for and on behalf of Compuflight in the performance of his duties under this Agreement, including those incurred for travel and accommodations if he is required to perform any of his duties away from his primary place of residence, but excluding any incurred in

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connection with seeking to obtain financing for Compuflight.  All reimbursable expenses must be documented and submitted with appropriate receipts in accordance with Compuflight's normal expense policies.

          3.8 The Representative shall not be entitled to any additional compensation for service as a director of Compuflight or any subsidiaries, parents or affiliated entities of Compuflight in existence from time to time (collectively "Affiliates"), including without limitation, Navtech Systems Support Inc. ("Support") and all subsidiaries, parents and affiliated entities of Support in existence from time to time.

          4.   Representations and Warranties of the Representative

          4.1  The Representative represents and warrants to Compuflight that
(a) he has received all authorizations, permits and licenses necessary to enter into this Agreement and perform his duties and obligations hereunder, (b) all Services performed by the Representative under this Agreement shall be performed in a professional and highly skilled manner and (c) the Representative is not under any physical or mental disability that would hinder his performance under this Agreement. In addition, the Representative hereby represents and warrants to Compuflight that neither the execution of this Agreement nor his performance hereunder will (a) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Representative is a party, or by which he may be bound, or (b) violate any order, judgment, writ, injunction or decree applicable to the Representative.

          4.2 In the event of a breach of paragraph 4.1, in addition to Compuflight's right to terminate this Agreement, the Representative shall indemnify Compuflight and hold it harmless from and against any and all claims, losses, liabilities and expenses (including legal fees) incurred or suffered in connection with or as a result of Compuflight's entering into this Agreement or engaging the Representative hereunder.

          4.3 Compuflight represents and warrants to the Representative that neither the execution of this Agreement nor its performance hereunder will (a) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which Compuflight is a party, or by which it is bound or (b) violate any order, judgment, writ, injunction or decree applicable to Compuflight.

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          4.4  In the event of a breach of paragraph 4.3, in addition to the
Representative's right to terminate this Agreement, Compuflight shall indemnify the Representative and hold it harmless from and against any and all claims, losses, liabilities and expenses (including legal fees) incurred or suffered in connection with or as a result of the Representative entering into this Agreement.

          5.   [intentionally omitted]

          6.   RESTRICTIVE COVENANT

          6.1 In consideration for the Compensation to be received hereunder by the Representative and in view of (a) the unique and valuable services it is expected that the Representative will render and (b) the knowledge of the Representative of the business, services, customers, trade secrets, and other proprietary information relating to the business of Compuflight, and its customers and suppliers, that it is expected the Representative will obtain, the Representative agrees that he will not, during the Engagement Period, without the prior written approval of Compuflight, directly or indirectly, anywhere in the world, whether individually or as a principal, officer, employee, partner, director, representative or agent of or consultant for any entity, do any of the following:

               (i) engage or participate in the ownership, management, operation or control of, or otherwise be connected with, a business which is similar to or competitive with, directly or indirectly, that engaged in by Compuflight at any time during the Engagement Period and shall not make any investments in any such similar or competitive entity (except that the foregoing shall not restrict the Representative from owning not more than five percent (5%) of the outstanding Common Stock of any corporation, the Common Stock of which is listed on a national securities exchange of NASDAQ);

               (ii) cause or seek to persuade any director, officer, employee, customer, subscriber, account, agent or supplier of Compuflight to discontinue the status, employment or relationship of such person or entity with Compuflight, or to become employed in any activity similar to or competitive with the activities of Compuflight;

               (iii) cause or seek to persuade any prospective customer, subscriber or account of Compuflight to determine not to enter into a business relationship with Company;

               (iv) hire or retain any director, officer or employee of Compuflight; or

               (v) solicit or cause or authorize to be solicited, for or on behalf of him or any third party, any business which is competitive, directly or indirectly, with Compuflight from others who are, at any time during the Engagement Period, (a) customers, subscribers or accounts of Compuflight, or
(b) prospective customers, subscribers or accounts of Compuflight who are actively being solicited by Compuflight.


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          6.2  (a) The Representative represents that he has been informed that it is the policy of Compuflight to maintain as secret all confidential information relating to Compuflight, including, without limitation, any and all knowledge or information with respect to secret or confidential methods, processes, plans, materials, customer lists or data, or with respect to any other confidential or secret aspect of Compuflight's activities, and further acknowledges that such confidential information is of great value to Compuflight. The Representative recognizes that, by reason of his engagement by Compuflight, he has acquired and will acquire confidential information as aforesaid. The Representative confirms that it is reasonably necessary to protect Compuflight's goodwill, and, accordingly, hereby agrees that he will not, directly or indirectly (except where authorized by the Board of Directors of Compuflight for the benefit of Compuflight), at any time during the term of this Agreement or thereafter divulge to any person, firm or other entity, or use, or cause or authorize any person, firm or other entity to use, any such confidential information.

               (b) The Representative agrees that he will not, at any time, remove from Compuflight's premises any drawings, notebooks, data or other confidential information relating to the business and procedures heretofore or hereafter acquired, developed and/or used by Compuflight, except where necessary in the fulfillment of his duties hereunder.

               (c) The Representative agrees that, upon the expiration or termination of this Agreement for any reason whatsoever, he shall promptly deliver to Compuflight any and all drawings, notebooks, data and other documents and material, including all copies thereof, in his possession or under his control relating to any confidential information or discoveries, or which is otherwise the property of Compuflight.

               (d) For purposes hereof, the term "confidential information" shall mean all information given to the Representative, directly or indirectly, by Compuflight and all other information relating to Compuflight otherwise acquired by the Representative during the course of his engagement by Compuflight, other than information which (i) was in the public domain at the time furnished to, or acquired by, the Representative, or (ii) thereafter enters the public domain other than through disclosure, directly or indirectly, by the Representative or others in violation of an agreement of confidentiality or nondisclosure.

          6.3 For purposes of this Paragraph 6, the term "Compuflight" shall mean and include any and all Affiliates including, without limitation, Support and all subsidiaries, parents and affiliated entities of Support in existence from time to time.

          7.   INDEPENDENT CONTRACTOR; INDEMNIFICATION

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          7.1  The Representative shall perform the specified Services as an independent representative, and nothing contained in this Agreement shall be construed to create or imply a joint venture, partnership, or employment relationship between Compuflight and the Representative. Without express written authorization from Compuflight, the Representative shall not take nay action or permit any action to be taken on its behalf which purports to be done in the name of or on behalf of Compuflight and shall have no power or authority to bind Compuflight or to assume or create any obligation or responsibility, express or implied, on Compuflight's behalf or in its name, nor shall the Representative represent to anyone that he has such power or authority. The Representative shall not, in any sense, be considered an employee of Compuflight, nor shall the Representative be eligible or entitled to any benefits, perquisites or privileges given or extended to Compuflight's employees. No oral representations by employees of Compuflight shall have the effect of overriding this Agreement.

          7.2 The Representative agrees to indemnify and hold harmless Compuflight and its officers, directors and employees from and against any and all claims, losses, liabilities, expenses and costs (including, without limitation, legal fees) which they or any of them may suffer or become liable for as a result of, or in connection with, any representation, express or implied, of the Representative that it has any authority to bind Compuflight to any agreement or obligation with any third party or which arise by reason of the Representative being considered an agent, representative or employee of Compuflight, including liability for notice of termination or severance pay, statutory or otherwise. If a competent governmental authority should assert that Compuflight is responsible for making any source deductions for the Representative, then Compuflight shall be entitled to commence making any source deductions from any amounts then payable by Compuflight to the Representative hereunder. Further, if a competent governmental authority asserts that Compuflight is retroactively responsible for any of such deductions or other payments that should have been made but were not made, Compuflight shall be entitled to make such payments retroactively and to deduct an amount equal to such payments, together with any and all costs and expenses (including, without limitation, legal fees) incurred by Compuflight related to such assertions or deductions, from any amounts then payable by Compuflight to the Representative hereunder. To the extent that such amounts are not recoverable by Compuflight by way of set-off as aforesaid, the Representative will promptly indemnify Compuflight for such amounts following receipt of written demand for the same from Compuflight.

          7.3 The provisions of this Paragraph 7 shall apply to Compuflight's Affiliates in the same manner as they apply to Compuflight.

          8.   TERMINATION

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          8.1  Notwithstanding anything herein contained, at any time prior to the end of the Engagement Period, Compuflight shall have the right to immediately terminate this Agreement for "cause". As used in this Agreement, "cause" shall include, but not necessarily be limited to, (a) the Representative's commission of any act in the performance of his duties constituting common law fraud, a felony or other gross malfeasance of duty, (b) any material misrepresentation or breach of any covenant on the Representative's part herein set forth, (c) the Representative's engagement in misconduct which is materially injurious to Compuflight or its Affiliates, (d) the appointment of a receiver for any part of the Representative's property, an assignment for the benefit of the Representative's creditors or the commencement of any proceedings under any bankruptcy, reorganization or arrangement laws by or against the Representative, (e) the death of the Representative, or (f) the mental or physical incapacity of the Representative to provide Services for a continuous period of three (3) months or for at least seventy-five (75) business days during any six (6) month period.

          9.   INJUNCTIVE RELIEF

          9.1 The Representative acknowledges and agrees that, in the event he shall violate any of the restrictions of Paragraph 6 or 7 hereof, Compuflight will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which it may have at law or in equity. No bond or other security shall be required to be posted by Compuflight in connection therewith.

          10.  NOTICES

          10.1 Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or telecopier to each party at its address set forth above, or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 10.

          11.  GOVERNING LAW

          11.1 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

          12.  WAIVER OF BREACH; PARTIAL INVALIDITY

          12.1 The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of

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this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction is authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

          13.  THIRD PARTY BENEFICIARIES

          13.1 All Affiliates of Compuflight, including, without limitation, Support, are intended third party beneficiaries of this Agreement.

          14.  ENTIRE AGREEMENT

          14.1 This Agreement and the exhibits hereto constitute the entire agreement between the parties and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the matters covered by this Agreement. This Agreement may be amended only by a writing executed by the parties hereto.

          15.  BINDING AGREEMENT; NO ASSIGNMENT

          15.1 This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto; provided, however, that the obligations of the Representative under this Agreement shall not be delegated without the prior written consent of Compuflight.

          16.  UNITED STATES DOLLARS

          16.1 Except as expressly set forth herein or in an exhibit hereto, all dollar amounts expressed herein are United States dollars.

          17.  COUNTERPARTS

          17.1 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          18.  FACSIMILE SIGNATURES

          18.1 Signatures transmitted by facsimile transmission shall be deemed original signatures.

          19.  Headings

          19.1 The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

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          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              COMPUFLIGHT, INC.

                              By:  /s/ Russell K.Thal
                                   ---------------------------------------------
                                   Russell K. Thal, Chairman of the Board

                                   /s/ Kenneth M. Snyder
                                   ---------------------------------------------
                                   Kenneth M. Snyder

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                                    EXHIBIT A


The initial term of this Agreement shall expire on the first anniversary of the date thereof. The Representative shall have the option to extend the term of this Agreement for an additional six (6) months (through March 31, 1997), by giving written notice to Compuflight, no later than August 31, 1996, of the exercise of such option. In the event the term of this Agreement is extended pursuant to the foregoing, Compuflight shall have the option to extend the term of this Agreement for a further six (6) months (through September 30, 1997) by giving written notice to the Representative, no later than February 28, 1997, of the exercise of such option.



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                                    EXHIBIT B


     1.   DESCRIPTION OF SERVICES GENERALLY.

          During the Engagement Period, the Representative shall perform the following consulting, advisory, marketing and corporate finance services for Compuflight and, at the request of Compuflight, for Support and their respective
Affiliates:

          (a) Perform a comprehensive review of Compuflight's business requirements in order to develop action plans with quantitative goals and performance indicators for short to medium term implementation;

          (b) Advise Compuflight on the implementation of action plans designed to improve the Company's performance;

          (c) Advise Compuflight on the implementation of action plans designed to improve various aspects of its management processes and use of technology;

          (d) Advise Compuflight on strategies and methodologies which may apply to mergers, acquisitions, teaming arrangements, and corporate finance, and the effective implementation of various aspects of these strategies and methodologies which may benefit Compuflight in its planning process; and

          (e) Where applicable and upon prior written authorization of Compuflight management, attempt to bring new sources of debt or equity financing to Compuflight's consideration.

     2.   CORPORATE FINANCE SERVICES.   Corporate finance activities may
include, but would not be limited to, the negotiation of financing arrangements and the introduction and implementation of business combinations. The parties agree that initial corporate finance efforts will be targeted at government funding initiatives and private capital sources which could assist in furthering Compuflight's business objectives.

     3.   DEVOTION OF TIME.   During the Engagement Period, the Representative
shall expend at least seventy-five percent (75%) of his working time in the fulfillment of his duties and obligations under the Agreement.

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     4.   NATURE OF SERVICES TO COMPUFLIGHT AND ITS AFFILIATES. In the event the Representative provides Services to Affiliates of Compuflight hereunder, the nature and mode of such Services shall be, unless otherwise directed by Compuflight, the same as that provided to Compuflight hereunder.


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                                    EXHIBIT C





     1. COMPENSATION. In consideration of the provision of Services under and in accordance with the terms and conditions of this Agreement, including Exhibit B thereto, the Representative shall be entitled to receive a fee of Eleven Thousand Dollars ($11,000) per month (plus any applicable Canadian Goods and Services Taxes), payable on a weekly basis.

     2. FINDER'S FEES. In addition to the Compensation described in Paragraph 1 of this Exhibit C, the Representative shall be entitled to receive a Finder's Fee equal to five percent (5%) of Representative-Introduction Proceeds; provided, however, that in no event shall the Representative be entitled to any Finder's Fee in excess of Seventy-Five Thousand Canadian Dollars (CDN $75,000) with respect to any particular financing transaction.